UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2005

Borden Chemical, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The Senior Secured Bridge Loan Facility

In connection with the Bakelite acquisition discussed in Item 2.01 below, we, our subsidiaries, Borden Nova Scotia Finance, ULC and Borden U.S. Finance Corp. and certain of our other affiliates entered into a $250 million senior secured bridge loan facility with Credit Suisse First Boston, as administrative agent (the “Bridge Loan Agent”) and collateral agent.

Maturity : The bridge loan facility has a final maturity date of July 15, 2014.

Interest Rates and Applicable Margins : The interest rate under the bridge loan facility is based on LIBOR plus an applicable margin. In the event any amount due under the bridge loan facility is not paid when due, to the extent permitted by applicable law, the interest rate on such defaulted amount will be increased to a default rate.

Guarantees and Collateral : The obligations under the bridge loan facility are (or, in the case of future subsidiaries, will be) guaranteed by us, certain of our U.S. subsidiaries and any other person that executes a guaranty or similar agreement in favor of the Bridge Loan Agent, for the benefit of the Bridge Loan Agent and the lenders, in connection with the bridge loan facility. The bridge loan facility is secured by second-priority security interests in the assets that secure the second-priority senior secured floating rate notes and 9% second-priority senior secured notes previously issued by us (on a pari passu basis with such notes).

Optional and Mandatory Repayments : We may voluntarily prepay the loans under the bridge loan facility, in whole or in part, without penalty or premium (subject to certain customary breakage costs). The bridge loan facility is mandatorily prepayable in certain circumstances, including with the proceeds of an offering of senior secured notes.

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 29, 2005, we, through our wholly owned subsidiary, National Borden Chemical Germany GmbH (the “Purchaser”) acquired all of the outstanding share capital of Bakelite Aktiengesellschaft (“Bakelite”) from RÜTGERS AG and RÜTGERS Bakelite Projekt GmbH (the “Sellers”) pursuant to the share purchase agreement previously filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. We paid a purchase price, not including transaction fees and expenses, of approximately EUR 207 million. The purchase price is subject to certain post-closing adjustments based on the amount of Bakelite’s working capital as of the closing date. This acquisition and the related transaction fees and expenses were financed with borrowings under our bridge loan facility and available cash.

A copy of the news release announcing the completion of the acquisition is included as Exhibit 99 to this Current Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

As permitted by Item 9.01(a)(4) of Form 8-K, we will file the financial statements required by this item pursuant to an amendment to this Current Report not later than seventy-one calendar days after the date that this Current Report must be filed.

(b)	Pro Forma Financial Information

As permitted by Item 9.01(b)(2) of Form 8-K, we will file the financial statements required by this item pursuant to an amendment to this Current Report not later than seventy-one calendar days after the date that this Current Report must be filed.

(c) Exhibits

Exhibit 99	News Release dated April 29, 2005 announcing the completion of the acquisition of Bakelite AG.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORDEN CHEMICAL, INC.

Date: May 5, 2005

	By:	/s/ William H. Carter
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99	News Release dated April 29, 2005 announcing the completion of the acquisition of Bakelite AG.